UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 16, 2013

TNI BioTech, Inc.
 (Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

___________	20-1968162
(Commission File Number)	(IRS Employer Identification No.)

6701 Democracy Boulevard, Suite 300, Bethesda, Maryland 20817
(Address of principal executive offices) (Zip Code)

(888) 613-8802
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

TNI BioTech, Inc. (the “Company” or “TNI”) executed a manufacturing agreement with Laboratorios Ramos, S.A. (“Laboratorios Ramos”), a current good manufacturing practice (“cGMP”) facility, for IRT-103 LDN effective August 16, 2013. Under the agreement, Laboratorios Ramos will produce LDN tablets, capsules and cream in accordance with the technical specifications provided by TNI, the FDA’s good manufacturing practices and the practices of Nicaragua and of any other regulatory body governing the countries where the products will be exported. Laboratorios Ramos must obtain all permits and licenses necessary to carry out the manufacturing and packaging of LDN.

The manufacturing agreement has a one-year term, renewable by a signed agreement by the parties at least 60 days before the expiration of the agreement. The agreement may be terminated earlier through mutual agreement or upon expiration of a 30-day cure period following notice from the non-breaching party to the breaching party of a material failure of the obligations under the agreement. Additionally, TNI may terminate the agreement upon at least 30 days written notice if Laboratorios Ramos does not act in strict accordance with the technical specifications provided by TNI and with the FDA’s good manufacturing practices or those of any regulatory body of the importing countries. The Company will pay Laboratorios Ramos a low single digit cent amount per tablet or capsule and a low double-digit cent amount per each cream produced.

The Company previously disclosed the agreement and a translation of the agreement in the amended Form 10 filed with the Securities and Exchange Commission on August 23, 2013 and is hereby incorporated by reference. The Company is filing this Form 8-K to include the Nicaraguan Authentication.

Item 9.01                      Financial Statements and Exhibits.

10.01                              Nicaraguan Authentication of the Manufacturing Agreement with Laboratorios Ramos

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNI BioTech, Inc.

Date: September 5, 2013	By:	/s/ Noreen Griffin
Noreen Griffin
Chief Executive Officer